                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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[ ]    $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which transaction applies:

    2)    Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11.*

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         *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


    1)    Amount previously paid:

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
NOVAMETRIX
MEDICAL SYSTEMS INC.
- --------------------------------------------------------------------------------

August 21, 1996

Dear Stockholder:

You may have received a mailing from a group calling itself the "13D Shareholders Group Regarding Novametrix Medical Systems Inc." or the "Novametrix 13D Shareholder Group." That group is not affiliated with your Board of Directors or the management of Novametrix and we do not endorse their views.

That group is soliciting your vote to replace two of your current board members with their own hand picked nominees and have stated their intention to derail the Company's definitive merger agreement to acquire Andros Inc., even before having received the financial information relevant to an informed decision regarding the merger.

The disruption caused by their campaign, which will result in additional expense to your Company and distract management from day to day operations, is particularly unfortunate now. We urge you not to take any action until you have received and carefully considered the recommendations your Board of Directors will be sending you shortly.

We are curious about the motives of the 13D Group since the Board of Directors has presided over a remarkable recovery by the Company during the past five years, reducing debt from approximately $24 million to approximately $5 million and increasing stockholders' equity from less than $100,000 to more than $12 million, while the stock price rose from less than $1.00 per share to approximately $6.00 per share. A price of $6.00 per share represents a price/ earnings ratio of approximately 36 times earnings per share for fiscal 1996 (calculated on a fully taxed basis) while the average P/E ratio for our industry is 22 times earnings.

The 13D Group claims that they were "rebuffed by the Board of Directors." The truth is that the Chairman of the Board, along with other Directors, through numerous phone calls, correspondence and personal visits attempted to understand the concerns of the group. We attempted to strike a compromise which might have benefited ALL the stockholders. The Board of Directors was rebuffed in all attempts at conciliation.

The 13D Group claims that the Board of Directors has no regard for the stockholders' interests and that the Directors do not own stock in the Company themselves. In fact, all of your Directors are stockholders, some are very substantial stockholders. We absolutely want to drive stockholder value.

The 13D Group claims that the reconfiguration of the Board of Directors this spring to equalize the number of Directors in each of the three classes of Directors was contrary to the Certificate of Incorporation and By-laws of Novametrix and the securities laws. In fact, the Board was reconfigured in order to eliminate the unequal distribution of Directors among classes, which had resulted from prior Director resignations, so as to conform to the requirements of the Company's Certificate of Incorporation, which calls for three classes of Directors which are equal in size. This Board action, which was taken in accordance with our By-laws and applicable law, preceded any indication by the 13D Group that they were considering nominating a slate of Directors.

- --------------------------------------------------------------------------------
     1 BARNES INDUSTRIAL PARK ROAD * P.O. BOX 690 * WALLINGFORD, CT 06492
                    USA * 203-265-7701 * FAX 203-284-0753

In addition to ensuring the Company is well managed and positioned to experience substantial growth, the Board of Directors recently directed management to engage an investment banker with the purpose of enhancing stockholder value. As a result, over three months ago the Company engaged the investment banking firm of Tucker Anthony Incorporated to:

         * Review business plans, assess strategies for growth and acquisition, present financial options and assist in the development and modeling of projections:

         * Assist the Company in the development of an overall financial strategy to address the Company's plans to grow/maximize the value of the Company.

         * Assist in the development of a plan to broaden investor awareness of the Company, which will include strategies to expand the number of market makers and institutional ownership.

Tucker Anthony has since assisted the Company in its due diligence review of Andros Inc., assisted the Company in the structuring of the transaction with Andros and provided a Fairness Opinion to the Board of Directors with respect to the transaction. These efforts culminated in the announcement on Tuesday, July 30 of the definitive agreement signed by the Company to acquire Andros Inc. The Board believes this acquisition will substantially increase stockholder value.

Some of the Company's management soon will begin a period of visits and correspondence with analysts, institutional buyers and retail brokers. Our goal is to attract additional institutional sponsorship and analyst coverage. We believe that the significantly larger size, critical mass and profitability of the Company after the Andros merger, in addition to the expanded market capitalization, will help further these goals.

Included herein is a copy of our most recent press release announcing the Company's 1st Quarter earnings. These results and actions demonstrate that your Board of Directors and management have both the commitment and the ability to lead your Company to maximize value for ALL stockholders.

We anticipate sending you definitive proxy materials in September, after review by the SEC, which will detail the benefits of the proposed Andros Inc. merger and your Board's reasons for unanimously opposing the 13D Shareholders Group solicitation.

WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARDS YOU RECEIVE FROM THE 13D SHAREHOLDERS GROUP UNTIL YOU HAVE HAD THE OPPORTUNITY TO REVIEW AND CAREFULLY CONSIDER THE COMPANY'S PROXY MATERIALS.

On behalf of the Board of Directors, I thank you for your continued interest and support.

Sincerely yours,

William J. Lacourciere
President and Chief Executive Officer


Under applicable regulations of the Securities and Exchange Commission, the Company and the current Directors may be deemed to be "participants" in the Company's solicitation efforts at the upcoming Annual Meeting. The current Directors beneficially own, collectively in the aggregate, including shares that may be acquired under currently exercisable warrants and options, approximately 9.3% of the outstanding common stock of the Company.

NOVAMETRIX
MEDICAL SYSTEMS INC.
- --------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
AUGUST 19, 1996

                   NOVAMETRIX ANNOUNCES 1ST QUARTER EARNINGS

WALLINGFORD, CT., August 19, 1996 -- NOVAMETRIX MEDICAL SYSTEMS INC. (NASDAQ:
NMTX) today announced an increase in revenue and earnings for the first quarter of Fiscal 1997 ended July 28, 1996.

Net income for the quarter ended July 28, 1996 increased to $648,000 or $0.08 per share on revenue of $6,422,000 compared to net income of $388,000 or $0.05 per share on revenue of $6,080,000 reported for the first quarter of the prior fiscal year ended July 30, 1995. Net income for the first quarter of Fiscal 1997 reflects a net income tax benefit of $115,000 or $0.01 per share attributable to a reduction in the differed tax asset valuation allowance. Without this tax benefit, net income increased by 37% compared to net income reported for the first quarter of fiscal 1996.

William J. Lacourciere, Chairman of the Board, President and Chief Executive Officer, commenting on the results stated, "We are very pleased to report a net income increase of 37% as revenues grew by 6%. In addition to the 1st quarter's substantial improvement in earnings, the last several months have been marked by a number of significant events for the Company. FDA approval to market a product embodying a new concept in respiratory monitoring was received in June. In July a new OEM Agreement for capnography products was signed with Johnson and Johnson and the Company was certified by the British Standards Institute (BSI) as an approved ISO 9001 facility for the design, development and manufacture of medical products.

Also in July, a definitive agreement to acquire all the shares of Andros, Inc., a West Coast based manufacturer of medical and environmental products which incorporate technology similar to that utilized by Novametrix was announced. The merger, if approved by Novametrix shareholders, should offer many opportunities for new product development, manufacturing economies, sales and marketing efficiencies and should nearly triple revenues."

He continued, "On August 17th the Company completed its relocation to a larger facility which will provide better and more efficient manufacturing, research and development space and accommodate the Company's plans for future growth."

This press release contains forward looking information about the combined company's projected revenues and combined operations. The combined company's ability to achieve its projected results is dependent on a variety of factors, many of which are outside management's control. Some of the most significant factors, alone or in combination, would be the failure to integrate the businesses of Novametrix and Andros successfully, and unanticipated slowdown in the health care, automotive or environmental industries (as a result of cost containment measures, changes in government regulation or other factors), unanticipated technological developments which affect the competitiveness of the combined company's products, or the unanticipated loss of business. Accordingly there can be no assurance that the combined company will achieve its projected operating results.

Novametrix is a designer, developer, manufacturer and marketer of medical electronic instruments and sensors which non-invasively and continuously assess a critically ill patient's oxygen, carbon dioxide and respiratory mechanics. Novametrix' products are used in operating rooms, intensive care units, respiratory care departments, emergency rooms and inter-and intra-hospital patient transport.

- --------------------------------------------------------------------------------
     1 BARNES INDUSTRIAL PARK ROAD * P.O. BOX 690 * WALLINGFORD, CT 06492
                    USA * 203-265-7701 * FAX 203-284-0753

                        NOVAMETRIX MEDICAL SYSTEMS INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                    (000'S)

                                                              QUARTER ENDED
                                                          7/28/96       7/30/95
                                                          -------       -------
Revenue.............................................       $6,422        $6,080
Cost and Expenses:
     Cost of products sold..........................        2,738         2,590
     Research and product development...............          799           685
     Selling, general and administrative............        2,278         2,312
     Interest.......................................           52            75
     Other..........................................            7            22
                                                          -------       -------
                                                            5,874         5,684
INCOME BEFORE INCOME TAXES..........................          548           396
Income taxes........................................         (100)            8
                                                          -------       -------
NET INCOME..........................................         $648          $388
                                                          -------       -------
                                                          -------       -------
Net Income Per Common Share
     Primary and Fully Diluted......................        $0.08         $0.05
Weighted Average Shares of
  Common Stock Outstanding
     Primary and Fully Diluted......................    8,161,052     8,096,077